EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185655 on Form S-3 and the following Registration Statements on Form S-8: 333-150791, 33-48358, 33-52201, 33-58103, 33-62005, 333-20841, 333-31715, 333-69483, 333-62256, 333-84014, 333-88924, 333-116701, 333-166517, 333-166518 and 333-179884 of EOG Resources, Inc. of our report dated February 21, 2013, relating to the consolidated financial statements of EOG Resources, Inc. and subsidiaries, and the effectiveness of EOG Resources Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EOG Resources, Inc. for the year ended December 31, 2012.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas
February 21, 2013